Exhibit 99.2

Cellular Biomedicine Group Announces Positive Phase I Results from CAR-T CD30 Immuno-Oncology Clinical Development Program

SHANGHAI, China and PALO ALTO, Calif., May 22, 2015 /GlobeNewswire/ -- Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a biomedicine firm engaged in the development of effective treatments for degenerative and cancerous diseases, today announced encouraging clinical data from its Chimeric Antigen Receptor (CAR-T) CD30-positive Hodgkin’s lymphoma immuno-oncology clinical development program. The results of this trial to date demonstrated that five out of seven patients responded to the treatment. CD30-directed CAR-T cell therapy was demonstrated in this trial to be safe, feasible and efficient.

The data was presented by Dr. William (Wei) Cao, PhD, BM, Chief Executive Officer of Cellular Biomedicine Group, at the 10th Annual World Stem Cells & Regenerative Medicine Congress in London, UK on May 21, 2015.

Dr. Cao commented, “We are very encouraged by the efficacy and toxicity profile of our CAR-T CD30 technology, given that the cancer patients in the trials were diagnosed with Stage III and IV Hodgkin’s lymphoma. The patient selection criteria of our CAR-T studies are very stringent, as the participants enrolled are advanced, relapsed, and refractory to other standard-of-care therapies. The results of this study has led us to move forward with this protocol into the treatment of relapsed/refractory CD30 positive lymphoma patients.”

“We previously announced positive clinical data from our Phase I clinical trials for CD19 and CD20 constructs and expect to announce clinical data from our EGFR-HER1-positive advanced lung cancer trial in the third quarter of this year. We look forward to additional progress in advancing our Immuno-Oncology platform with further clinical developments of our CD19, CD20, CD30 and EGFR-HER1 constructs.”

About the Trial

The CAR-T trial was designed and conducted by Chinese PLA General Hospital (“PLAGH”, Beijing, also known as “301 Hospital”), led by Principal Investigator Wei Dong Han, MD, PhD, head of PLAGH’s cancer immunotherapy department. It assessed the feasibility, safety and efficacy in subjects with progressive relapsed/refractory Hodgkin’s lymphoma following the administration of CD30-targeting CAR-T cells. The study recruited male and female subjects who had a heavy treatment history (16 previous treatments, ranging from 8-24) and/or multiple tumor lesions with no available curative treatment options (such as autologous or allogeneic SCT) that had limited prognosis (several months to < 2 year survival) with currently available therapies.

This trial was a Phase I, open-label trial (NCT02259556) whereby enrolled patients received escalating doses of autologous T cells transduced with a CD30-directed chimeric antigen receptor moiety for a consecutive 3-5 days. The level of CAR transgenes in peripheral blood and biopsied tumor tissues were measured periodically according to assigned protocol by Quantitative PCR.

CAR-T CD30 for Hodgkin’s Lymphoma Data Analysis

Seven adult patients with relapsed/refractory Hodgkin’s lymphoma were enrolled in this CAR-CD30 T cell therapy trial. Results showed that 2 out of 7 patients achieved partial response (PR) and 3 out of the 7 patients obtained stable disease (SD), therefore the therapy resulted in an overall disease control rate of 71.4% (5/7)  and an  objective response rate of 28.6% (2/7) in the patients with relapsed/refractory Hodgkin’s lymphoma. Neither  conditioning chemotherapy nor subsequent allogeneic-HSCT (hematopoietic  stem cell transplant) was applied.  Only one out of seven patients experienced an adverse effect with a 5-day self-limiting arthralgias, myalgias and dual knee swelling 2 weeks after cell infusion.

This study is registered at https://clinicaltrials.gov/ct2/show/NCT02259556.

Further details of the clinical data may be viewed in the Company’s most recent presentation filed on Form 8k with the SEC, which can be found on the Company’s website at the following link, http://www.cellbiomedgroup.com/investor-relations/investment-overview/  under SEC filings or presentations.

About Cellular Biomedicine Group

Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative diseases and cancers.  Our developmental stem cell, progenitor cell, and immune cell projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility in China, consisting of eight independent cell production lines, is designed, certified and managed according to U.S. standards.  To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
sarah.kelly@cellbiomedgroup.com

Vivian Chen
Managing Director Investor Relations, Grayling
+1 347 481-3711
vivian.chen@grayling.com